EXHIBIT 99.1

15 West 6th Street, Suite 900 · Tulsa, Oklahoma 74119 · (918) 513-4570 · Fax: (918) 513-4571
www.laredopetro.com
Laredo Petroleum Announces Leadership Changes
TULSA, OK - April 2, 2019 - Laredo Petroleum, Inc. (NYSE: LPI) ("Laredo" or "the Company") today announced the retirement of Dan C. Schooley, Senior Vice President - Midstream, Marketing & Subsurface and Kenneth E. Dornblaser, Senior Vice President -Legal & Administration. Concurrently, the Company's Board of Directors has appointed Mark D. Denny as Senior Vice President and General Counsel & Secretary, effective immediately.
"The promotion of Mark to a senior leadership position is another step in a continuing succession planning process that began with Karen Chandler's promotion to Chief Operating Officer late last year," stated Randy A. Foutch, Chairman and Chief Executive Officer. "Both Karen and Mark have accepted increasing levels of responsibility during their tenure with Laredo and I am excited to have them leading the Company as we transition our strategy from focusing on net asset value accretion to increasing returns and generating growth within cash flow."
"It is hard to express the amount of respect and appreciation we have for the contributions of Dan and Ken to the growth of Laredo," continued Mr. Foutch. "Both applied the expertise they earned through many years in the oil and gas industry to help guide the Company through the early years of the oil shale revolution and horizontal drilling in the Permian Basin. We wish them all the best in their well-earned retirement."
Mr. Denny began his career in 2006, practicing corporate law at international law firms Vinson & Elkins and Fried Frank. Prior to joining Laredo, Mr. Denny worked as in-house counsel for Seahawk Drilling, Inc. He joined Laredo in 2013 and most recently served as Vice President & General Counsel. Mr. Denny graduated from Vanderbilt University with a Bachelor of Science in Economics and Political Science and received his Juris Doctorate degree from the Georgetown University Law Center.
About Laredo
Laredo Petroleum, Inc. is an independent energy company with headquarters in Tulsa, Oklahoma. Laredo’s business strategy is focused on the acquisition, exploration and development of oil and natural gas properties and the gathering of oil and liquids-rich natural gas from such properties, primarily in the Permian Basin of West Texas.
Additional information about Laredo may be found on its website at www.laredopetro.com.
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Contacts:
Ron Hagood: (918) 858-5504 - RHagood@laredopetro.com
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